Exhibit 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Class B Common Stock, par value $.01 per share, of News Corporation is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 12th day of September 2025.

Jesse Angelo, as trustee of MFT SH Family Trust,

By:	/s/ Jesse Angelo
	Name:	Jesse Angelo

rise fiduciary services ii llc, as trustee of EM 2025 Family Trust,

By:	/s/ Paula Wardynski
	Name:	Paula Wardynski

ebor management company limited, as trustee of MacLeod Family Discretionary Trust,

By:	/s/ Patricia Overdyke
	Name:	Patricia Overdyke